2015-04-10, 13:03:07, EST

File insider report – Completed

The transaction has been reported.

Reported transactions for this session.

Insider:	TRANSGLOBE ENER	Issuer:	TransGlobe Ener	Security	Common Sha

Transaction Number	2643066
Security designation	Common Shares
Opening balance of securities held	0
Date of transaction	2015-04-08
Nature of transaction	38 - Redemption, retraction, cancellation, repurchase
Number or value or securities	237200
Acquired
Unit price or exercise price	4.6294	Currency	Canadian Dollar

Closing balance of securities held	237200	Insider’s
		calculated
		balance
Filing date/time	2015-04-10
	13:02-12 EST
General remarks (if necessary to describe the transaction)	Normal Course Issuer Bid
Private remarks to securities regulatory authorities